Exhibit 10.1

April 2, 2013

Jason L. Gray
3110 Reed Road
Escondido, CA 92122

Dear Jason:

We are pleased to offer you the following position with Accelrys, Inc. (the “Company”). It is our hope that you will become a part of our exciting and innovative organization and the following will confirm the terms of our offer of employment to you:

Position/Location: You will assume the position of Accelrys’ General Counsel and Senior Vice President reporting to the Company’s Chief Executive Officer, Max Carnecchia. This position is based in our San Diego headquarters.

Compensation: Your compensation in the above position will include an annual base salary of $290,000.00, less applicable withholdings, paid during the Company’s regular payroll periods at a rate of $12,083.34 per pay period. In addition, you will be eligible to participate in our Management Incentive Plan (the “Plan”) designed to allow you to earn up to an additional 50% of your annual base salary in incentive compensation upon achievement of corporate and individual performance objectives as determined by the Board. For calendar year 2013, your bonus will be pro-rated for the number of months during the year which you were employed by the Company.

Benefits: You will be eligible to participate in our comprehensive employee benefits package, including health, disability and life insurance; participation in our company-matched 401(k) retirement savings plan; and vacation benefits. You will also be eligible for any other benefits provided to our senior executives including enhanced life and long term disability insurance benefits. Please see the following link for a comprehensive overview of our benefits: http://accelrys.gethrinfo.net/Default.aspx

Equity Award: On your behalf, we will recommend to the Human Resources Committee of the Board of Directors (“Committee”) that you receive a non-qualified option to purchase 100,000 shares of common stock. The exercise price of the stock option will be priced consistent with the closing market price on the date of your commencement of employment (the “Vesting Commencement Date”) and shall vest as follows: ¼ of the stock underlying the option shall vest on the one year anniversary of the Vesting Commencement Date and 1/48th of the stock underlying the option shall vest monthly thereafter so that the option shall be fully vested four years from the Vesting Commencement Date. In addition, we will recommend to the Committee that you be awarded 50,000 restricted stock units. 1/3 of the stock underlying the units will vest upon the first anniversary of your Vesting Commencement Date; another 1/3 will vest on the second anniversary of your Vesting Commencement Date and the final 1/3 will vest on the third anniversary of your Vesting Commencement Date. All equity awards contemplated by this paragraph will be issued pursuant to the Company’s 2011 Stock Incentive Plan.

As you will be a Section 16 Officer of the Company, our Stock Administrator will contact you prior to commencement of your employment to obtain required information in order to complete applicable SEC filings.

Other Employment Terms: Your employment with the Company is "at-will" and may be terminated by either you or the Company at any time for any reason or for no reason. In the event that your employment is involuntarily terminated by the Company for any reason but without Cause (as defined below), or is terminated by you for Good Reason (as defined below) you will be given the opportunity to receive (in exchange for executing Accelrys’ Separation Agreement containing a release of claims in favor of the Company):

(1) an amount equaling one twelfth of your annual base salary in effect as of the effective date of termination for a period of nine months after the effective date of termination (without taking into account any reduction that gives rise to a resignation for Good Reason) for a period of nine months after the effective date of termination (the “Severance”);

(2) reimbursement of the cost of your Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) payments for medical insurance benefits, at the same level as received immediately prior to termination for the lesser of a period of nine months after termination and until the date on which you become eligible for medical coverage from a new employer; and

“Cause" shall be determined by the Company's Human Resources Committee at its reasonable discretion and includes:(1) the material failure to faithfully and professionally carry out your duties which could result in material damage to the Company; (2) dishonesty (which shall include without limitation any unauthorized use or misappropriation of the Company's assets), or other willful misconduct, if such dishonesty or other willful misconduct materially injures the business of the Company (3) conviction of a felony or any other crime involving moral turpitude, whether or not relating to employment; (4) insobriety or use of drugs, chemicals or controlled substances which affects your job performance; (5) willful failure to comply with lawful, written direction of the Company or the Board of Directors; or (6) any wanton or willful dereliction of duties that causes material damage the Company. You will be given a 10-day notice that specifies the ground(s) for the Cause termination and an opportunity to cure the grounds for termination. No cure period need be given for grounds which have reoccurred or which, in the Company's opinion are not curable. lf the Company deems the ground(s) for termination not curable, it shall so notify you in the notice.

“Good Reason” means (1) a material reduction in your annual base salary or more than 10% or a material reduction in your annual target bonus (other than reductions that are generally applicable to all other senior executives of the Company); (2) a material diminution in your title, duties or responsibilities; (3) a requirement that you relocate your principal place of employment to a location more than 30 miles from the Company’s San Diego headquarters as of the date of this letter agreement; or (5) a material breach by the Company of any of the terms of this letter agreement; provided, however, that you have given written notice to the Company of the conditions constituting Good Reason and the Company has failed to cure such conditions within 30 days of its receipt of the notice. Any notice must be given to the Company within 30 days following the initial occurrence of the existence of the Good Reason condition.

The Separation Agreement must be effective and irrevocable prior to the 60th day following the termination date.  The Severance will commence to be paid on the Company’s first payroll date following the effective date of the Separation Agreement, provided, however, that if the 60 day period in which you must execute the Separation Agreement begins in one taxable year and ends in a later taxable year, the Severance will commence in the later taxable year.  It is intended that the Severance is exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), pursuant to Treas. Reg. 1.409A-1(b)(9)(iii).  To the extent that any part of the Severance constitutes non-qualified deferred compensation subject to Section 409A, then the following rules shall apply:  (1) Any termination of your employment triggering payment of the Severance must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before payment of the Severance can commence.  To the extent that the termination of your employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by you at the time your employment terminates), any part of the Severance that constitutes non-qualified deferred compensation under Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h).  For purposes of clarification, this paragraph shall not cause any forfeiture of benefits on your part, but shall only act as a delay until such time as a “separation from service” occurs; (2) if you are a “specified employee” (as that term is used in Section 409A of the Code and regulations and other guidance issued thereunder) on the date your separation from service becomes effective, any part of the Severance that constitutes non-qualified deferred compensation subject to Section 409A of the Code shall be delayed until the earlier of (A) the business day following the six-month anniversary of the date your separation from service becomes effective, and (B) the date of your death, but only to the extent necessary to avoid the imposition of accelerated or increased income taxes, excise taxes or other penalties under Section 409A of the Code.  On the earlier of (A) the business day following the six-month anniversary of the date your separation from service becomes effective, and (B) your death, the Company shall pay you in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid you prior to that date; and (3) it is intended that each installment of the Severance shall be treated as a separate “payment” for purposes of Section 409A of the Code.

Your employment is subject to your submission of an I-9 form, to satisfactory completion of Accelrys’ reference and background check and satisfactory documentation with respect to your identification, and right to work in the United States.

Confidentiality: As with all our employees, you will be required to execute and be bound by the Company's Invention and Non-Disclosure Agreement which you will find enclosed for your review and execution prior to your commencement of employment with the Company.

Proposed Start Date: We would appreciate your acceptance of our offer by execution of the accompanying employment and confidentiality/invention assignment agreements with an agreed start date to be mutually determined but expected to be on or about May 16, 2013.

I look forward to your joining the Accelrys, Inc. team and your involvement in what we are confident represents an exciting and professionally rewarding venture.

Accelrys, Inc.
By: /s/ Judith Ohrn Hicks
Judith Ohrn Hicks
Senior Vice President, Human Resources

Accepted: /s/ Jason Gray

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